                                                                     EXHIBIT 3.1




Microfilm Number_____________  Filed with the Department of State on ___________



Entity Number________________    _______________________________________________
                                         Secretary of the Commonwealth


               ARTICLES OF AMENDMENT-DOMESTIC BUSINESS CORPORATION
                              DSCB:15-1915 (Rev 90)


         In compliance with the requirements of 15 Pa.C.S. ss. 1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:

1.  The name of the corporation is:      Genesis Health Ventures, Inc.
                                    -------------------------------------------

    ___________________________________________________________________________

2. The (a) address of this corporation's current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):



    (a)  148 West State Street    Kennett Square      PA     19348
         ----------------------------------------------------------------------
         Number and Street             City         State      Zip      County

    (b) c/o:__________________________________________________________________
              Name of Commercial Registered Office Provider           County

    For a corporation represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3.  The statute by or under which it was incorporated is:
                                Act of May 5, 1933 (P.L. 364), as amended
                                -----------------------------------------------

4.  The date of its incorporation is:                  May 16, 1985
                                      ------------------------------------------

5. (Check, and if appropriate complete, one of the following):

    __X__ The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

    _____ The amendment shall be effective on:_____________ at ________________
                                                   Date              Hour
6. (Check one of the following):

    __X__ The amendment was adopted by the shareholders (or members) pursuant to 15 Pa.C.S. ss. 1914(a) and (b).


    _____ The amendment was adopted by the board of directors pursuant to 15
          Pa.C.S. ss. 1914(c).

7. (Check, and if appropriate complete, one of the following):

    _____ The amendment adopted by the corporation, set forth in full, is as follows:

         ____________________________________________________________________


    __X__ The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

DSCB:15-1915 (Rev 90)-2


8. (Check if the amendment restates the Articles):

    _____ The restated Articles of Incorporation supersede the original Articles and all amendments thereto.


         IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 11th day of November, 1999.


                                        Genesis Health Ventures, Inc.


                                   BY:   /s/ Ira C. Gubernick
                                        ---------------------------------------
                                        IRA C. GUBERNICK
                                        TITLE: Vice President - Office of the
                                                  Chairman & Secretary



                                   EXHIBIT A


Article 2 of the Articles of Incorporation of Genesis Health Ventures, Inc. should be amended and restated to read in full as follows:

         2. The location and address of the registered office of the corporation is 101 East State Street, Kennett Square, Pennsylvania, 19348.


Article 5 of the Articles of Incorporation of Genesis Health Ventures, Inc. should be amended and restated to read in full as follows:

         5. The aggregate number of shares which the corporation shall have authority to issue is two hundred and fifty million (250,000,000) shares, consisting of (a) two hundred million (200,000,000) shares of common stock, par value $.02 per share, as more fully described in this Article 5, (b) forty-five million (45,000,000) shares of non-voting common stock, par value $.02 per share, as more fully described in this Article 5, and (c) five million (5,000,000) shares of preferred stock, as more fully described in Article 6 below.

         Except as otherwise provided below in this Article 5, all shares of common stock and non-voting common stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

         Except as otherwise required by law or as otherwise provided herein, on all matters submitted to the corporation's shareholders, (i) the holders of common stock will be entitled to one vote per share and (ii) the holders of non-voting common stock will have no right to vote.

         When and as dividends are declared thereof, whether payable in cash, property or securities of the corporation, the holders of common stock and the holders of non-voting common stock will be entitled to share equally, share for share, in such dividends, provided, that if dividends are declared which are payable in shares of common stock or non-voting common stock, dividends will be declared which are payable at the same rate on each of the common stock and the non-voting common stock, and the dividends payable in shares of common stock will be payable to holders of common stock, and the dividends payable in shares of non-voting common stock will be payable to holders of non-voting common stock.

         If the corporation in any manner subdivides, splits or combines the outstanding shares of common stock or non-voting common stock, the outstanding shares of the other will be proportionally subdivided, split or combined. In the case of any other capital reorganization of the corporation, or any reclassification or recapitalization of the capital stock of the corporation, or any consolidation or merger of the corporation with or into another entity, or any sale or conveyance of all or substantially all of the assets of the corporation, or any other transaction where in any of such cases shares of stock or other securities or property are to be received or distributed to holders of common stock and non-voting common stock, the holders of common stock and non-voting common stock shall participate proportionately with all other shares of common stock and non-voting common stock.

         In the event of the dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and the preferential amounts required to be paid to the holders of preferred stock, each share of common stock and each share of non-voting common stock shall be entitled to share ratably with all other shares of common stock and non-voting common stock in the remaining net assets of the corporation.